SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 24, 2005

aaiPharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2320 Scientific Park Drive
Wilmington, North Carolina 28405

(Address of Principal Executive Offices)
(Zip Code)

(910) 254-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement

          (a) aaiPharma Inc. (the “registrant”) has entered into a letter agreement with Timothy R. Wright, President of the Pharmaceutical Division and a member of the registrant’s board of directors. Under this letter agreement, which is modeled after agreements executed in the fourth quarter of 2004 with employees of the registrant who are not executive officers, the registrant has agreed to provide Mr. Wright with bonus and severance benefits in the event the registrant sells some or all of the assets of its Pharmaceutical Division. Specifically, if the registrant sells some or all of such assets (excluding the sale of products to customers in the ordinary course of business) by March 31, 2005, the letter agreement provides that Mr. Wright will be entitled to receive a bonus amount based on the cash proceeds from the sale. Mr. Wright will not be eligible to receive this bonus if he resigns or retires, or if the registrant terminates his employment for cause, prior to the registrant’s receipt of the cash proceeds from the sale.

     The letter agreement also provides that Mr. Wright will be eligible to receive a standard severance benefit from the registrant if the registrant terminates his employment as a result of the sale of the assets and he is not hired by, nor his employment transferred to, the purchaser of the assets.

     Completion of the sale of some or all of the assets of the Pharmaceutical Division involves risks and uncertainties beyond the control of the registrant. Accordingly, the registrant can give no assurance that any of the sale transactions contemplated in the letter agreement with Mr. Wright will be completed by March 31, 2005 or at all.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2005

aaiPharma Inc.
By:	/s/ Matthew E. Czajkowski
Matthew E. Czajkowski, Chief Financial Officer